UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    June 22, 2005

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

As previously announced, Roberts Realty Investors, Inc. currently has 868 residential units in various phases of development in Atlanta. These units consist of 220 apartment homes on Northridge Parkway, 292 apartment homes on Peachtree Parkway, and 236 apartment homes and 120 condominiums on Peachtree Dunwoody Road. In its meeting on June 21, 2005, the board of directors reviewed Roberts Realty’s need for additional capital to fund the development and construction of these assets. After discussion as described below, Roberts Realty’s audit committee and independent directors voted to approve the sale of 362,588 shares of its common stock to members of its board of directors and executive officers at a price of $8.00 per share, or $2,900,704 in the aggregate. Roberts Realty had previously acquired these shares in open market purchases over several years at an average cost of $7.62 per share and held them in its treasury. The board elected to offer and sell the shares in a private offering, thereby avoiding the significant brokerage, legal and accounting costs of a registered offering.

After first agreeing to sell the shares in a private offering, the board then discussed various ways to price the offering, including basing the price on the prior 10-day, 20-day and 30-day average closing prices on the American Stock Exchange. The board concluded that using the prior 20-day average closing price was appropriate, given the relatively thin trading volume of the company’s stock on the American Stock Exchange. The board initially approved the pricing of the offering at $7.87 per share, which was the price calculated using the prior 20-day average closing price on the American Stock Exchange through the close of trading on June 20, 2005.

Mr. Charles S. Roberts, the company’s President and Chief Executive Officer, then offered to purchase up to 362,588 shares at $8.00 per share, which represented a $0.13 per share premium over the initial sale price determined by the board. Mr. Roberts stated that if any other officer or director desired to purchase shares at the same price, he would reduce the number of shares he purchased accordingly. The audit committee and independent directors then approved these revised offering terms and noted that directors and officers would have until the following day to accept the offer to purchase a portion of the shares. On June 22, 2005, Mr. Wm. Jarell Jones, a director, accepted the offer and agreed to purchase 25,000 shares at $8.00 per share, and accordingly Mr. Roberts agreed to acquire the remaining 337,588 shares at $8.00 per share. Mr. Roberts closed the purchase of his shares on June 22, 2005, and Mr. Jones will close the purchase of his shares on June 24, 2005. Because the shares were offered and sold in a private offering, they were purchased for investment, and their transfer is restricted.

In its most recent annual meeting held in July 2004, shareholders holding more than 78% of Roberts Realty’s outstanding shares voted to amend the company’s articles of incorporation to increase Mr. Roberts’ ownership limit from 25% to 35% of the outstanding shares of the company’s common stock. (The articles of incorporation contain ownership limitations that are designed to meet one of the requirements for preserving the company’s status as a REIT for tax purposes.) The sale of the shares to Mr. Roberts is consistent with this amendment and the following statements in the proxy materials for that meeting:

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“Our company recently sold five Atlanta apartment communities for $109,150,000, and we will distribute $4.50 per share of the net proceeds to shareholders on June 18, 2004. As a result of this distribution, I will receive a substantial amount of cash that I want to reinvest in the business that I manage and where I spend a majority of my time. I strongly believe in our company’s value, and I will continue to work hard for you, our shareholders. For these reasons, I have requested the board of directors to consider a proposed amendment to our articles of incorporation to permit me to own more of the company.” [Excerpt from Mr. Roberts’ cover letter to the shareholders.]

“The board has carefully evaluated the proposed amendment and believes that the greater Mr. Roberts’ economic stake in the company, the greater his motivation to use his well-proven skills as a real estate investor and developer for the long-term benefit of the company.”

Item 3.02   Unregistered Sales of Equity Securities.

The text of Item 1.01 is incorporated into this Item 3.02 by this reference.

The shares sold to Mr. Roberts and Mr. Jones were not registered under the Securities Act of 1933 in reliance on the private offering exemption under Section 4(2) of the Securities Act and Rule 506 promulgated by the SEC thereunder. Mr. Roberts is the founder, President and Chief Executive Officer of Roberts Realty, and Mr. Jones has served as a director of Roberts Realty since 1994 and is the Chairman of its audit committee. Accordingly, each of them is an accredited investor under Regulation D. The offering in which they purchased shares was made only to the company’s directors and executive officers, and there was no general solicitation. The share certificates evidencing the purchased shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: June 23, 2005	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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